Exhibit 5.1

March 26, 2001


The Board of Directors
Synergy 2000, Inc.
30 North Raymond Avenue, Suite 804
Pasadena, California   91103

Re:               Form S-8 Registration Statement
                  Opinion of Counsel

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by you with the Securities and Exchange Commission (the "Commission") on March 29, 2001 in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,500,000 shares of your Common Stock (the "Shares") reserved for issuance under your 2000 Stock Incentive Plan. As your counsel in connection with this transaction, I have examined the proceedings taken and are familiar with the proceedings to be taken by you in connection with the sale and issuance of the Shares.

     It is my opinion that upon conclusion of the proceedings being taken or contemplated by me, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                        Very truly yours,



                                          /S/ JOSEPH M. LIVELY
                                        ------------------------
                                        JOSEPH M. LIVELY

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